Exhibit 99.2

Final Transcript

Conference Call Transcript

SUP - Q1 2005 Superior Industries Earnings Conference Call

Event Date/Time: Apr. 22. 2005 / 1:00PM ET
Event Duration: 44 min

C O R P O R A T E   P A R T I C I P A N T S

Jeff Ornstein
Superior Industries - CFO

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Rob Hinchliffe
UBS - Analyst

Darren Kimball
Lehman Brothers - Analyst

Chris Ceraso
Credit Suisse First Boston - Analyst

Ron Tadross
Bank of America Securities - Analyst

Michael Bruynesteyn
Prudential - Analyst

Jon Rogers
Smith Barney - Analyst

Michael Carlotti (ph)
Palmyra Capital - Analyst

Adam Kamora (ph)
Interest Capital - Analyst

P R E S E N T A T I O N

Operator

Good day, everyone, and welcome to the Superior Industries teleconference. For opening remarks, I would like to turn the call over to Mr. Jeff Ornstein.

Jeff Ornstein - Superior Industries - CFO

Thank you. Good morning on the West Coast and good afternoon on the East Coast. Any comments I make on this webcast or anyone makes on this webcast are subject to the Safe Harbor for forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially. Because of issues and uncertainties that need to be considered in evaluating our financial outlook. We assume no obligation to update publicly any forward-looking statements. Issues and uncertainties that are of particular significance at this time relate to impact of global competitive pricing, decline in production of cars and light trucks, and the successful completion of our strategic and operating plans. Please refer to the Company’s Form 10-K for a complete discussion of this area.

Before the market opened this morning, the Company announced first quarter results where revenues decreased 9.5%, to 211,915 thousands on a 17.1% decline in unit shipments, as compared to last year’s first quarter. Earnings per share of $0.34 for the quarter exceeded Wall Street first call estimates of $0.29. However, the $0.34 includes a favorable impact of a reduced tax provision of approximately $0.04 per share. As discussed extensively at the last earnings call the accounting rules related to tax provisions have dramatically changed. The tax provision was reduced to reflect the lower level of earnings as compared to fixed dollar credits and greater foreign source earnings.

As you are aware, production volumes at our two large OEM’s, namely Ford and GM were down approximately 15%, the largest year-over- year decline since 2001. Particularly hard hit were the large pickups and SUVs, which is a significant portion of our wheel business at Superior. For example GM posted production results for the GMT 800 that saw a 21% decline in the quarter. However production of SUVs plunged 37%, with the pickups down 14%. This platform alone is responsible for over one half of the year-over-year decline in the total North American build. In addition Superior also has major production volumes related to the Ford Explorer - hold on a second.

In addition Superior has major production volumes related to the Ford Explorer, Expedition, Dodge Durango and Denali Escalade. This reduced output by our customers, caused us to reduce our production and shipments. This resulted in lower profit margins from under utilization of our factories. For example, our large GMT 800 plant worked 4-day weeks during the entire quarter.

However on a positive note our long-term strategy of customer diversification is working. Chrysler was a record 17% of our business in this quarter, driven by the strength of the newly-awarded business on the Grand Cherokee, and the hot selling 300 model. In addition at Ford the totally-new Mustang also continues very high demand.

In light of this challenging automotive supply environment and particularly with our key GM and Ford models experienced such a major volume reduction, we feel our efforts to improve operational performances are bearing fruit. Gradually and I emphasize the slow and methodical nature of our cost improvements, we are making progress to mitigate the impact of the severe pricing environment we now operate in. Currently the curve of price reductions is steeper than our progress on cost reductions, but we are now beginning to see more traction.

This cost reduction effort has been accelerated under Steve Borick, our new CEO. With his leadership we are aggressively directing detailed management of these programs. Programs that we have initiated in our foundries, for example, revolve primarily around disciplined incorporation of Best Practices and the result of corporate supported root cause analysis teams. Automation programs are showing more impact in the material handling and defect recognition systems, which are showing their financial benefits, primarily in manpower reductions.

On the other hand any company can use works like Six Sigma, continuous improvement, root cause, lean, and a host of similar concepts, and a good sounding speech can be crafted. The real question is whether management can deliver future results. We remain confident we are and will continue to see steady long-term financial progress toward our goals from the programs we are implementing.

Our joint-venture plant in Hungary continues to post solid results. This operation is operating in a severe price pressure mode by our customers. In fact, many of our European competitors simply cannot survive without cash flow from volume. In many instances are willing to take on marginally or non-profit programs to avoid costly lay-offs and reduction of benefits. Earnings for the quarter were down by over 20% due to lower cast volumes, lower prices, and low capacity utilization in our cast business.

Our component business continues to struggle with learning curve and downtime production issues. Top line growth is as expected. As a diversification strategy, the fundamentals are still in place for growth. Marketing reports high potential for future programs and new customers. Our problems relate to the lack of cost-efficiencies, as volumes ramp. At this point we have not achieved these volumes efficiently, but continue to work hard to improve this operation. We have missed targets in the past in this operation, and this concerns us. With corrective action programs in process, we are still optimistic and feel we can turn this business around.

Looking forward into Q2, it has been well publicized that our customers have continued to cut production on some of the very programs that we have previously mentioned. In fact forecasted second quarter releases indicate that these production cuts could even be broader-based than what we experienced in Q1. Our Mexican plants are experiencing lower shipment levels for the first time in my memory. Also, please keep in mind the continuing impact of global pricing levels as we go forward with new and replacement programs through ‘05. In addition the added competitive pressure that may emerge as industry volumes soften further compound pricing pressure.

All of these factors could greatly effect our earnings performance. At this time we can only say that the second quarter will be significantly below the first quarter’s earnings level.

Let me review the detailed results, and then follow that by questions, and Steve is going to join us for questions shortly. The sales for the quarter in the wheel business were $202.144 million, compared to $228.201 million, down 11%. Our component business recorded sales of $9.771 million compared to $5.990 million, an over 50% increase. As a result our total sales were down 9.5%. Operating income was $9.096 million compared to $18.689 million, down over 50%. Net income came in at $8.931 million against $13.667 million, a decline of 35%. Earnings per share as we reported $0.34 compared to $0.51 in ‘04, or 33% decline.

Production we talked about our shipments again down 17% with Ford and GM the leaders in that category, unfortunately. Our utilization rates were low in the quarter obviously and will continue to do so in the second quarter. Our profit margin as a result was 6.7% as compared to 10.5% a year ago, that’s gross profit. Our SG&A came in at a very controlled 2.4% compared to 2.5% a year ago. Our net income accordingly was 4.2% as compared to 5.8% a year ago.

Weighted average shares 26.642 million compared to 26.978 million, and actual shares outstanding right now 26,621,191. We repurchased 5,000 shares in the quarter, at a price of approximately $25. Our depreciation was $10.920 million, compared to $9.777 million, and we estimate that will be in around $42 million for the year.

Our CapEx came in at $17.514 million and our estimate of $80 million still stands. It will get higher as we progress through the year, building our new Mexican plant. Interest income was $1.125 million. Substantially increased from the prior year of $591,000. And the joint-venture as I indicated earlier was $1.667 million, compared to $2.183 million a year ago.

Our Cash and short-term investments were $111 million, but keep in mind you’ll see additional cash in the long-term category of about $38-40 million. Our available cash to the Company is about $151 million. We talked about our CapEx estimate for the year.

I’ll quickly review the balance sheet before taking questions. Our cash and short-term investments $111 million. Accounts receivable $148 million. Most of these numbers are pretty much in-line with the year-end numbers. Accounts receivable $150 million at the year end, $148 million now. Inventory $88.5 million, $90 million at the year-end. A slight decline in inventories considering that aluminum has increased slightly.

Our current assets of $11.2 million making our total current assets, including current deferred taxes of $2.6 million making our current assets in total 362.5 million, fixed assets net $281.5 million, investments of $94.3 million, and there you would find the $40 million of additional cash, and $8 million of other assets. Total assets $746.3 million. Accounts payable at $39.4 million again in-line with year end numbers. Accrued expenses $46.5 million. Total current liabilities $85.9 million. Deferred income taxes $36.1 million. Other long-term liability $16.6 million, and shareholders equity $607.7 million, for total liability and equity of $746.3 million.

Not a lot of significant changes on the balance sheet. I believe that concludes my formal remarks. Cindy, if you will open the line for questions, we would appreciate it.

Q U E S T I O N   A N D   A N S W E R

Operator

We’ll take our first question from Rob Hinchliffe of UBS.

Rob Hinchliffe - UBS - Analyst

Hey, guys.

Jeff Ornstein - Superior Industries - CFO

Hey, Rob.

Rob Hinchliffe - UBS - Analyst

I guess just a couple. The question seems similar each quarter. Pricing, any change, you comment occasionally but it is still really negative, is that right?

Jeff Ornstein - Superior Industries - CFO

I’m going to answer that in a questionary manner. What we’re saying is that pricing remains a major issue for this Company. When I compare current pricing to historical levels, there is a substantial difference. We have had to adjust our prices somewhere around 1/1/04 to these new levels. However, that’s not a one-time event.

That was a one-time event in terms of its magnitude, but the continuing pricing pressure is present as programs come up for renewal as a wheel, has a redesign. As a wheel gets looked at, and the price of that wheel compared to a brand-new program has a gap, they call it a gap, or not quite up to the best-in-class. We are then forced to sit down and have negotiations, as to what can be done to correct that price.

Rob Hinchliffe - UBS - Analyst

Okay. On the components business, I understand everything you’re saying, has there been thought given just to pulling the plug on it at some point, giving the focus you need on the wheel side of the business, or still a ways to go do you think?

Jeff Ornstein - Superior Industries - CFO

I’ll answer it this way. Whenever you start losing money, questions get asked of that nature. To answer your question, no. It’s much, much too early. We’ve had experiences before, particularly in chrome plating where start-up is start-up. Somehow you get to a point where all of a sudden you turn that corner. Where that point is, that’s what’s hard to project.

But to answer your question, we have implied or indicated before there’s big some new orders. Remember, we are dealing with the same customers we sell our wheels to.

To answer the second part of your question, no. No dilution of attention. We have a separate management structure for that business. There are separate managers at the separate plants. Separate marketing people. Separate engineers. In terms of it taking away from our focus on wheel business, that’s not the case. Obviously, we’re disappointed with the results and continue to work hard to fix it.

Rob Hinchliffe - UBS - Analyst

Thank you, Jeff.

Jeff Ornstein - Superior Industries - CFO

You’re welcome.

Operator

We’ll now move on to Darren Kimball of Lehman Brothers.

Darren Kimball - Lehman Brothers - Analyst

Hi, Jeff. Could you talk a little bit about 1Q to 2Q walk? It’s not apparent to me that volumes for your key customers are down sequentially. I don’t think they’re up, not up much but they’re not down. You’re suggesting that the second quarter is much worse than the first quarter. What would be the factors that would drive that sequentially?

Jeff Ornstein - Superior Industries - CFO

The factors are the volatility. We are basically having difficulty managing our plants now. We will get a release on Monday. By Monday afternoon, we’re getting phone calls. By Tuesday morning, we’re getting additional phone calls and Wednesday another phone call.

The numbers are changing so drastically that we are having significant difficulty staffing, manning, planning our production facilities, and we’re getting very severe swings in particular plants. It would be easy to say that Superior ships X # of wheels in the second quarter a year ago, Y # of wheels first quarter this year and Y minus some number, or plus some number this second quarter. The problem is that’s an overall average. That’s a total of the whole company but it’s made up of seven different plants making all different kinds of wheels for different customers and one plant can get hit harder than another plant. You may have one plant that’s flat, and one could be off 20% for an average of 10% down, but the 20% plant is hurting earnings substantially more than a plant that was flat, it was already at a reduced level.

What’s basically happened is the mix of our plants, and the performance is looking to be worse because of the volatility, and all the trends that we have right now are down, so it looks like right now we’re not down as much as the first. By the time the quarter is over we’re going to be down greater. You’re basing your information on some preliminary numbers that have come out of customers, that I’ve told you in the past is good for about 20 minutes, if that.

Numbers are just coming down substantially. We had a reduction in our releases just this past week, I’m going to say over 5%. Just one week. They haven’t gone up, and just continue to do that. If you get 5% a week, there’s 13 weeks, that’s a pretty big number.

Darren Kimball - Lehman Brothers - Analyst

Can you rule out a loss in the second quarter?

Jeff Ornstein - Superior Industries - CFO

I can rule out a loss in the second quarter, absolutely. My purpose of my statement, was to simply look at what the Wall Street First Call estimate is right now, which is significantly greater than the first quarter. There are analysts up at $0.45 as I recall, and that’s what disturbs me the most. The average is coming in substantially higher than we’re going to record. I’ll try to update everyone as quickly as I can. Forecasting in this environment is just very difficult.

Darren Kimball - Lehman Brothers - Analyst

And my last question is on capacity. Can you, obviously capacity utilization is a factor you commented on. What was your utilization overall in the first quarter, and what was the utilization of your least utilized plant?

Jeff Ornstein - Superior Industries - CFO

Those are good questions but we would rather not discuss the specifics other than to say, I already mentioned that one plant was operating a 4-day week with no overtime. They normally work 5-day weeks with overtime. Just the one day out of five is 20%, so that’s 20% off some 80% or 85% number, and add to it no overtime so that plant is really low. We try to keep as I mentioned the Mexican plant is pretty fully utilized. 80% is a number we target at, because of the configuration, the difficulties of uptime downtime, starting modes, et cetera. I can only comment that a substantial decrease in capacity utilization quarter-over-quarter from last year, and some of our so-called ‘worst plants’ were even lower than that, given the Mexican plants had a flat number from a year ago.

Darren Kimball - Lehman Brothers - Analyst

Thanks, Jeff.

Operator

Now move on to Chris Ceraso of Credit Suisse First Boston.

Chris Ceraso - Credit Suisse First Boston - Analyst

Thanks, good morning. Just a couple of quick ones. First while we’re talking about plants and capacity and staffing. Can you give me a feel of what percent of your capacity can and cannot handle wheels that are greater than 16 inches?

Jeff Ornstein - Superior Industries - CFO

Every plant can handle a wheel greater than 16”.

Chris Ceraso - Credit Suisse First Boston - Analyst

Maybe that’s the wrong number.

Jeff Ornstein - Superior Industries - CFO

Every plant can handle, I’ll correct you. Every plant can handle wheels up to 18”. It’s the quantity of those. If you have one program of 18”, I believe that every plant could probably handle it. It will detract from their capacity, because obviously the bigger size will require perhaps one hook of three hooks, as opposed to three wheels on three hooks and one hook that will interfere with the other two hooks, so it will have to be left blank. It will require longer cycle times, longer production times, longer painting times, maybe more spacing. Every plant can handle an 18” wheel. Greater than 18” wheels, the plant in Mexico can do, the existing plant, and obviously the new plant will be geared to handle 20-22” wheels, which are currently being seriously considered in the OEM marketplace.

Chris Ceraso - Credit Suisse First Boston - Analyst

I think I was getting at. I was thinking of which would you not have to skip hooks, is it just the ones in Mexico?

Jeff Ornstein - Superior Industries - CFO

Correct.

Chris Ceraso - Credit Suisse First Boston - Analyst

We can talk about this offline. I’m sorry. What was the loss in the components business in the quarter?

Jeff Ornstein - Superior Industries - CFO

3.1 million.

Chris Ceraso - Credit Suisse First Boston - Analyst

And I understand the issue about mix, and one plant may be down substantially than another, but what’s your expectation for total shipments for Q2, in terms of year-to-year delta for you.

Jeff Ornstein - Superior Industries - CFO

It changes by the hour.

Chris Ceraso - Credit Suisse First Boston - Analyst

What’s your best guess right now?

Jeff Ornstein - Superior Industries - CFO

It’ll be down probably as much in the first quarter. It will be that 15% level by the time we’re all sorted out here. I don’t know. I can’t answer that accurately. It will be down over 10% and probably down under 20%. That’s about where we are. That’s how volatile the numbers are day-to-day. It’s not week-to-week anymore, it’s day-to-day. Take whatever numbers your OEMs are giving you, and place them in the round file under your desk.

Chris Ceraso - Credit Suisse First Boston - Analyst

Thanks, Jeff.

Operator

And we’ll now move on to Ron Tadross of Banc of America Securities.

Ron Tadross - Bank of America Securities - Analyst

Hey, Jeff. Is that Steve I hear in the background?

Jeff Ornstein - Superior Industries - CFO

I don’t believe he’s joined us.

Ron Tadross - Bank of America Securities - Analyst

Just on utilization, can you give us an idea of the percentage utilization of all your plants?

Jeff Ornstein - Superior Industries - CFO

Asked and answered.

Ron Tadross - Bank of America Securities - Analyst

Can you tell me quickly?

Jeff Ornstein - Superior Industries - CFO

I basically said substantially down from a year ago.

Ron Tadross - Bank of America Securities - Analyst

Didn’t give a number.

Jeff Ornstein - Superior Industries - CFO

Some more severe than others.

Ron Tadross - Bank of America Securities - Analyst

And is Mexico running still like, closer to 100%?

Jeff Ornstein - Superior Industries - CFO

No plant runs at 100%, given logistics and all that. We shoot at 80%. Over, you do well, under, you get into trouble. That’s the leverage given the configuration and # of models setup. What I mentioned in the opening remarks this is the first time in memory Mexican shipments will be down. Mexican capacity utilization will be down second quarter over first and over second quarter a year ago.

Ron Tadross - Bank of America Securities - Analyst

You’re in a unique position because unlike a lot of suppliers that have dedicated facilities, you have the flexibility to close a facility if need be. What goes through your mind in evaluating that decision?

Jeff Ornstein - Superior Industries - CFO

Cost, obviously. Strategic locations. We are challenging our plants right now to operate as effectively and efficiently as we can almost as a competitive situation benchmarking so that they can show that they are strategically important to this Company. There are lots of factors that goes into it.

The #1 is cost. If you’ve got the highest cost plant, unless you have some particular expertise or particular manufacturing ability that another plant doesn’t have, such as a unique painting system or finishing system, certain new processes, processes that are different. For example if Hungary is in the mix, Hungary does both forging and casting. That would be a plant, even though it might be higher than it’s their lowest cost, because it’s in a low-cost country. That would have to be a plant that has to be maintained because of strategic output, just as an example.

Ron Tadross - Bank of America Securities - Analyst

I don’t want to put words in your mouth but sounds like you made up your mind, just trying to figure out which one it is? Is that fair?

Jeff Ornstein - Superior Industries - CFO

We’ve made up our mind given the current level of production, I mean you tell me with certainty what happens a year from today. You tell me what happens to some of the competition. If Superior is suffering, you can only imagine what our competition is doing, in terms of their financial results in the aluminum wheel business. And one has to wonder when those entities either collapse, get out of it or whatever. We just don’t know. That’s the unknown quotient. And we’re getting indications that there are problems out in the supply base. They are only indications at this point, we cannot act on it. There’s no reason to. Once I act on it you’ll be the last to know, because I have employees I have to protect, and schedules I have to make so even if we decided today to close one of our U.S. plants, you wouldn’t know it, and I wouldn’t tell you about it.

Ron Tadross - Bank of America Securities - Analyst

Is there a scenario, Jeff, where you do decide to close a plant, it sounds like -- I agree with what you’re saying, regarding the competition. It just sounds like a waiting game.

Jeff Ornstein - Superior Industries - CFO

Because employees listen to this call, there is no decision today to close any plant at Superior.

Ron Tadross - Bank of America Securities - Analyst

That’s fair. Thank you.

Operator

[OPERATOR INSTRUCTIONS] We’ll now move to Michael Bruynesteyn of Prudential.

Michael Bruynesteyn - Prudential - Analyst

Good morning, Jeff. I wonder if you can help me reconcile your comments on pricing which seemed a little bit bearish with the statement in the press release saying maybe moderating. First sentence of the second page of the press release.

Jeff Ornstein - Superior Industries - CFO

Okay. When I look at historical levels of pricing, there’s a dramatic decline.

And as I mentioned before on 1/1/04 as a result of significant negotiations with major programs with our customers, that was a time when we took away a lot of business from a lot of competition. I was projecting a 12-18% increase in shipments, assuming a flat production, because we had taken away the F-150, the Malibu, several Chrysler programs and we knew about the Jeep at that time.

We were looking at substantial increases in our business and right about that time through that negotiation it became obvious that world-class pricing was going to set in. Best-in-class, China pricing. At that time we had a shock wave in the first quarter of 2004 in regard to pricing. That’s the dramatic increase, what we’re saying on the last call, head of marketing was here, and said that he believes the rate of decrease is moderating, or is not accelerating.

However he cautions now because when volumes go down, the customer gets more leverage. When they’re not shipping as much, the customer becomes more powerful. He says, there’s open capacity out there. Now I can start forcing prices down a little more. But there’s no major dramatic decrease coming. We’re just concerned there could be potentially some more adjustments, if you will, in the reasonable range. We already believe we’re at best-in-class pricing so no major shock wave coming here. We’re just not going to return to historical profit levels as a result of this global pricing situation. All we’re doing is reconciling a baseline, which is historical prices to today, which is the new best-in-class prices, saying that’s not going to happen again, and small adjustment to what we have today.

Michael Bruynesteyn - Prudential - Analyst

Great. That’s helpful. Thank you.

Jeff Ornstein - Superior Industries - CFO

Is that helpful?

Michael Bruynesteyn - Prudential - Analyst

Yes, it is. And looking at your SG&A, something you guys for years were proud keeping it down to 5 million, and you managed to do that this quarter. Is that sustainable going forward, or think of it as a variable?

Jeff Ornstein - Superior Industries - CFO

A couple factors there. One is we have, because of the profit pressure, we’re taking a big strong hard look at our employees, and doing whatever we can to trim costs. Cutting discretionary expenditures, programs to get rid of, nonperforming employees, we’re trying to work out retirement programs with long-standing employees, you’ve been here. It’s been like a family atmosphere. We have to change.

Trying to work out a humane as possible program to cut whenever we can. Saying that, at the same time in order to get done what we need to get done, Steve needs to hire some people. There will be some gradual increase to that. However one other factor, Mr. Louis Borick, is no longer the CEO, his salary of $1,000,000 plus his bonus of anywhere from 1 to $2 million is no longer present, he now makes a couple hundred thousand dollars as Chairman. That salary is a permanent reduction in our G&A.

Michael Bruynesteyn - Prudential - Analyst

Okay. And finally the miscellaneous expense is down to about a tenth of what is was a year ago. How should we think about that?

Jeff Ornstein - Superior Industries - CFO

That’s impossible to project. It has to do with transaction gain on a peso, for example, or a euro, where we have a foreign transaction gain. We set up a receivable at a certain amount and it collects at a different date and we get a transaction gain. It’s less than $1 million always so we try not to forecast it.

Operator

And we’ll now move to Jon Rogers of Smith Barney.

Jon Rogers - Smith Barney - Analyst

Good afternoon. Is there anything going on with the joint venture? That number, the Hungarian joint venture, that number was down a little bit more than I think we have been modeling.

Jeff Ornstein - Superior Industries - CFO

I commented on that in my initial remarks, down about 20% and most of it is simply volume. The European environment is very, very difficult to get new business because of the severe pricing pressure caused by these privately owned or impossible severance. Here in the U.S. we have an ability to downsize the cut overtime, the cut work loads, that cuts temporaries, you’re operating in Europe, it’s so costly to lay people off. As a result the competition in Europe has heated up so great, that the factories are reaching for prices lower than even the customers are asking, to make sure they fill their factories. To avoid the severance cost and maintain what I call benefit levels meaning their wife on the payroll, their Mercedes. We’ve had a tough time keeping our volumes up there in Europe.

Jon Rogers - Smith Barney - Analyst

And secondly, longer-term, in the last conference call you commented that there were some, management deemed some programs too big to lose. I’m wondering, are your comments on the pricing environment and potentially leveling off, I realize you’re being hurt by volume, with the pricing environment potentially leveling off, I look at two large programs, one from GM and one from Ford that are turning over this year. Are we going to get another sort of step function down on 900 and on Explorer as those products refresh? And get turned over?

Jeff Ornstein - Superior Industries - CFO

No. The only stepdown will be the fact that they’re not selling in the quantities they did before.

Jon Rogers - Smith Barney - Analyst

You think the run rate of pricing on the vehicle now is what you’ll see on the new platforms?

Jeff Ornstein - Superior Industries - CFO

With the ordinary productivity, couple point kind of requests that are made constantly all the time, that we lived with before that we’re trying to set with cost reductions.

Jon Rogers - Smith Barney - Analyst

Okay. Thanks, Jeff.

Operator

We will now move on to Michael Carlotti, Palmyra Capital.

Michael Carlotti - Palmyra Capital - Analyst

Thanks, guys. My question has been answered.

Operator

We’ll move on to Adam [Kamora] of Interest Capital.

Adam Kamora - Interest Capital - Analyst

Can you walk us through sort of when we should expect for the next GMT900 program to surpass the declines in the GMT 800, can you walk us through that timing?

Jeff Ornstein - Superior Industries - CFO

I’m not sure I follow your question. When is the GMT 900 being launched?

Adam Kamora - Interest Capital - Analyst

So in theory we’ll be replacing a lot of this lost volume with the next generation.

Jeff Ornstein - Superior Industries - CFO

The 2007 model year, so the fall of ‘06.

Operator

We have a follow-up from Darren Kimball of Lehman Brothers.